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                       Material Terms of the Transaction
                      Extracted from the Offer to Purchase
                             dated August 26, 1999


         Tosli Acquisition B.V., a Netherlands private limited liability company (the "Purchaser"), hereby offers to purchase all outstanding common shares, without nominal or par value (the "Shares"), of Compania Boliviana de Energia Electrica S.A. - Bolivian Power Company Limited, a Nova Scotia corporation (the "Company"), at a purchase price of U.S. $20.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The Purchaser is a wholly-owned subsidiary of Tosli Investments N.V., a Netherlands public limited liability company ("Tosli") that is equally owned, through subsidiaries, by NRG Energy, Inc., a Delaware corporation ("NRG"), and Nordic Power Invest AB, a Swedish corporation ("NPI"), a wholly-owned subsidiary of Vattenfall AB, a Swedish corporation ("Vattenfall") that is wholly-owned by the State of Sweden. NRG is a wholly-owned subsidiary of Northern States Power Company, a Minnesota corporation ("NSP").

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares that have been validly tendered and not withdrawn as permitted by Section 4 of the Offer to Purchase. The Offer will expire at 12:00 Midnight, New York City time, on September 24, 1999 (the "Expiration Date"), unless the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

         Tendering stockholders of the Company (the "Stockholders" or the "Holders") who hold Shares in their own name(s) will not be charged brokerage fees or, except as set forth on Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of U.S. Bank Trust National Association, which is acting as Depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer.

         All valid tenders not withdrawn prior to the Expiration Date will be accepted. If at the Expiration Date it is determined that valid tenders representing at least 90% of the number of non-affiliate Shares outstanding on a fully-diluted basis have been or are likely to be received and accepted, the Purchaser in its sole discretion may extend the Offer. If 90% of such non-affiliate Shares are tendered and accepted, the Purchaser intends to extend the period of time for which the Offer is open for an additional three months, Tosli, which owns 4,030,762 Shares (96.6% of the currently outstanding shares), intends to tender all of such Shares, and in the event Tosli tenders its Shares, all Shares not tendered will be purchased pursuant to Nova Scotia law, at the Offer Price.

         If, at the Expiration Date a sufficient number of valid tenders have been accepted as will reduce the number of record Holders of the Shares to less than 300, the Company intends to deregister the Shares with the United States Securities and Exchange Commission (the "Commission"), and cease filing reports and other information which the Company is currently required to file with the Commission under the requirements of the Securities Exchange Act of 1934 (the "Exchange Act").

         According to information supplied by the Company ("Company Information"), as of June 30, 1999, 4,202,575 Shares were issued and outstanding, and 9,700 Shares were reserved for issuance under the stock options issued by the Company.

         Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in



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Section 13 of the Offer to Purchase shall have occurred or shall have been determined by the Purchaser to have occurred, to waive any of the conditions set forth in Section 13 of the Offer to Purchase, to increase the amount to be paid per Share and to make any other changes in the terms and conditions of the Offer.

         Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable; provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders may be withdrawn at any time after September 24, 1999, if they have not previously been accepted for payment as provided. See Section 14(d)5 or Rule 14d-f of the Exchange Act.

         For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the securities to be withdrawn, the number of Shares to be withdrawn and the name of the registered Holder, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers of the particular Certificates evidencing the Shares to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Depositary as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

         Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will not be deemed to be validly tendered for purposes of the Offer. Withdrawn Shares may, however, be re-tendered for purposes of the Offer by following one of the procedures described in Section 3 above at any time prior to the Expiration Date.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, Tosli, NRG, NPI, Vattenfall, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Possible Purchase of Shares Not Tendered. The Companies Act of the Province of Nova Scotia, under which the Company was incorporated, provides in substance (in Section 132) that if, at the conclusion of a tender offer for all of the outstanding securities of a company (the "Transferor Company") that has been held open for tenders for a period of at least four months, tenders are received and accepted for at least 90% of the Transferor Company's outstanding shares, the party acquiring shares in the tender offer (the "Transferee Company") may, within four months after the termination of the tender offer, give notice to non-tendering holders of shares, that it desires to purchase all of such shares for the same per-share consideration paid in the tender offer. If such notice is given by the Transferee Company, unless upon application by a non-tendering shareholder within one month following such notice, a court of competent jurisdiction orders otherwise, the Transferee Company will have the right and become bound to acquire the shares not tendered for that consideration. At the end of the one-month period (or such later date as a court to whom application has been made makes its final determination), the Transferee Company must transfer to the Transferor Company the funds necessary to purchase the shares not tendered, to be held in trust for the benefit of the holders of such shares. Upon the transfer of such funds, the Transferee Company will become the holder of record of such shares.

          Case law interpretations of Section 132 indicate that when an affiliate of the tendering party owns 90% or more of the outstanding securities that are the subject of the offer, the 90% threshold cannot be met with the shares held by the affiliate. Accordingly, the Purchaser will not invoke the provisions of Section 132 unless tenders are received and accepted for 90% of the Shares held by persons not affiliated with Tosli.




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         If at the Expiration Date, it is determined that 90% of the Shares held by persons not affiliated with Tosli, are likely to be received and accepted, the Purchaser in its sole discretion may extend the Offer. If 90% of such non-affiliate Shares are tendered and accepted, (1) the Purchaser intends to extend the period of time for which the Offer is open for an additional three months, (2) Tosli intends to tender its Shares to the Purchaser, and the total Shares tendered and accepted pursuant to the Offer will exceed 99.5% of the Shares presently outstanding. If this occurs, it is the Purchaser's intention to exercise its rights under Section 132 of the Companies Act, and to purchase all Shares remaining outstanding. Holders of such Shares will be paid U.S. $20.00 net per share, and, following the purchase procedure described above, will no longer be Stockholders of the Company. The tax and other consequences to such Holders will be the same as those for any Holder tendering Shares whose tender in response to the Offer is accepted.

         The rights reserved by the Purchaser are in addition to the Purchaser's other rights described in Section 4 of the Offer to Purchase. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Holders be promptly disseminated in a manner reasonably designed to inform the Holders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service. For purposes of the Offer, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

         If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in Section 4 below.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and, if necessary, disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

         The Company has provided or will provide the Purchaser with the Company's Stockholder list and security position listings for the purpose of disseminating the Offer to Holders. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record Holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.





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